Exhibit (8)(e)

                      FIRST AMERICAN INVESTMENT FUNDS, INC.

              COMPENSATION AGREEMENT DATED AS OF NOVEMBER 21, 1997
                         PURSUANT TO CUSTODIAN AGREEMENT

     WHEREAS, First American Investment Funds, Inc., a Maryland corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (hereinafter called the "Custodian"), previously entered into that Custodian Agreement dated September 30, 1993 (the "Custodian Agreement"); and

     WHEREAS, Article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto; and

     WHEREAS, the Fund and the Custodian previously entered into that Compensation Agreement dated as of August 5, 1997, for such purpose with respect to the then-existing series of the Fund; and

     WHEREAS, the Fund and the Custodian wish to amend such compensation agreement in order to add provisions thereto relating to Small Cap Value Fund and International Index Fund.

     NOW, THEREFORE, the Fund and the Custodian agree as follows:

     1. The Compensation payable to the Custodian pursuant to the Custodian Agreement with respect to the respective series of the Fund shall be payable monthly at the following annual rates as percentages of the respective series' average daily net assets: Stock Fund, Equity Index Fund, Balanced Fund, Asset Allocation Fund, Regional Equity Fund, Special Equity Fund, Limited Term Income Fund, Intermediate Term Income Fund, Fixed Income Fund, Intermediate Government Bond Fund, Health Sciences Fund, Real Estate Securities Fund, Equity Income Fund, Diversified Growth Fund, Emerging Growth Fund, Technology Fund, Intermediate Tax Free Fund, Minnesota Insured Intermediate Tax Free Fund, Colorado Intermediate Tax Free Fund, Oregon Intermediate Tax Free Fund, California Intermediate Tax Free Fund, Micro Cap Value Fund, and Small Cap Value Fund, .03%; International Index Fund, 0.10%; and International Fund, 0.25%. The Custodian shall pay subcustodian fees with respect to International Fund out of the compensation payable to the Custodian with respect to such fund as set forth above. The Fund shall reimburse the Custodian for all other out-of-pocket expenses incurred by the Custodian in connection with the performance of the Custodian's services under the Custodian Agreement.

     2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

     IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                       FIRST AMERICAN INVESTMENT FUNDS, INC.

                                       By /s/ Kathryn Stanton
                                              Its VP


                                       FIRST TRUST NATIONAL ASSOCIATION

                                       By /s/ Jeff Wilson
                                              Its VP